Exhibit 99.1

For Immediate Release

Granahan McCourt Acquisition Corporation and Pro Brand International, Inc. Announce Pro Brand International, Inc.’s First Quarter 2008 Results

Highlights

•                  Q1 2008 revenue increased 28% year-over-year to $41.8 million

•                  Q1 2008 EBITDA increased 36% year-over-year to $4.2 million

•                  Reiterates 2008 revenue, EBITDA and net income guidance of $160.0 million, $18.0 million and $11.0 million, respectively

New York, NY and Marietta, GA, June 26, 2008 – Granahan McCourt Acquisition Corp. (AMEX: GHN, GHN.U, GHN.WS) (“Granahan McCourt”) and Pro Brand International, Inc. (“PBI”) today announced PBI’s financial results for the first quarter ended March 31, 2008.  PBI is a leading designer and developer of advanced antenna and radio frequency systems for the satellite industry, primarily serving Direct Broadcast Satellite (“DBS”) operators.

On April 30, 2008, PBI announced that it had signed a definitive agreement for a transaction whereby it will become a wholly-owned subsidiary of Granahan McCourt.  Upon consummation of the acquisition, PBI’s current management team, including its Chief Executive Officer, Mr. Philip Shou, will remain in place to run the business.  Mr. David McCourt will remain Chairman of the Board of Granahan McCourt. It is anticipated that, upon consummation of the acquisition, Granahan McCourt will change its name to “Pro Brand International Group, Inc.”

Revenue for the first quarter of 2008 was $41.8 million, an increase of 27.9% compared to $32.6 million for the first quarter of 2007.  The increase in revenue was primarily due to an increase in sales volumes of PBI’s more sophisticated and higher-priced SlimLine® products and related accessories.

Gross profit for the first quarter of 2008 was $6.2 million, an increase of 32.6% from $4.7 million in the first quarter of 2007.  Gross profit margin increased 50 basis points to 14.9% in the first quarter of 2008, compared to 14.4% for the first quarter of 2007, driven by fewer inventory write downs, partially offset by an increase in material costs related to devaluation of the U.S. dollar.

Selling, general and administrative expenses were $2.2 million in the first quarter of fiscal 2008, a 24.7% increase from $1.8 million in the first quarter of 2007.  The increase in SG&A expenses was primarily due to increased research and development expenses related to the launch of new products, an increase in outside warehouse rent expense in order to meet the logistics needs of a key customer, an increase in personnel expenses from the hiring of several key new employees to support future growth, as well as an increase in professional services fees directly associated with the proposed merger with Granahan McCourt.  PBI’s professional services fees increased 168% from $0.06 million in the first quarter of 2007 to $0.2 million in the first quarter of 2008.  Excluding professional services fees, SG&A was $2.0 million, or 4.9% of revenues in the first quarter of 2008 compared to 5.2% of revenues in the first quarter of 2007.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) totaled $4.2 million in the first quarter of 2008, a 35.6% increase from $3.1 million in the first quarter of 2007.  EBITDA margins were 10.2% in the first quarter of 2008, a 60 basis point increase from 9.6% in the first quarter of 2007.

Net income was $2.4 million in the first quarter of 2008, an increase of 30.3% from $1.8 million for the first quarter of 2007.

2008 Outlook

Based on current business trends, PBI continues to expect total revenues in 2008 to be approximately $160.0 million, EBITDA to be approximately $18.0 million and net income to be approximately $11.0 million.  2008 revenue, EBITDA and net income guidance does not include any potential acquisitions or other significant events.

“PBI reported a strong first quarter, as we continued to benefit from solid fundamentals in the DBS satellite sector and demonstrate our ability to leverage our industry leading design and engineering capabilities,” stated Mr. Philip Shou, Chief Executive Officer of Pro Brand.  “This continued to translate into solid double-digit sales and EBITDA growth.  Sales momentum remained robust in the quarter, as revenues increased 18.5% from the fourth quarter of 2007.  Looking ahead, while our second quarter is historically our seasonally slowest quarter due to a lower rate of new DBS subscription adds following the holidays as well as the playoff and Super Bowl season, we remain confident in our previously issued guidance for the full year 2008, as business trends remain healthy, particularly with the strong trends in the HDTV-related upgrade market.”

“We also remain focused on differentiating our products through advancements in our R&D capabilities and investing in our business to support our long-term growth plans,” continued Mr. Shou.  “We look forward to partnering with Granahan McCourt to provide the operational and M&A expertise to take PBI’s business to the next level.”

“We believe PBI is in a solid position to serve as the necessary platform to pursue a multi-pronged growth strategy, including focusing on international expansion, leveraging their design capabilities into adjacent verticals, rolling out additional products, and pursuing attractive acquisition opportunities,” added David C. McCourt, Granahan McCourt’s CEO and post-closing Chairman.  “We believe that the consumer and enterprise sectors of satellite antenna design and manufacturing are ripe for further consolidation similar to what has taken place in the defense-oriented satellite equipment industry.  We remain confident that PBI represents an ideal platform to lead this consolidation due to their long history of solid growth, expertise in sophisticated multi-satellite antenna systems and experienced management team.”

Granahan McCourt also announced today that it has filed an amended preliminary proxy statement with the Securities and Exchange Commission.  The amended preliminary proxy statement, which was filed today June 26, 2008, can be accessed on the SEC’s web site at www.sec.gov.

About Granahan McCourt Acquisition Corporation

Granahan McCourt Acquisition Corporation is a blank check company organized on July 10, 2006 for the purpose of acquiring one or more assets or operating businesses in the telecommunications and media industries through a merger, capital stock exchange, asset or stock acquisition or other similar business combination.  Granahan McCourt Acquisition Corporation does not have significant operations.

Investor Relations Contact:

Erach Desai

Integrated Corporate Relations

617-956-6732

Use of Non-GAAP Financial Information

This press release includes a presentation of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the SEC. Granahan McCourt and PBI believe that the presentation of EBITDA, or earnings before interest, taxes, depreciation and amortization, serves to enhance the understanding of PBI’s financial performance and helps indicate the ability of PBI’s assets to generate cash sufficient to  meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. We have included a reconciliation of EBITDA to PBI’s net income calculated in accordance with GAAP in the accompanying tables.  However, EBITDA should be considered in addition to and not as substitutes for, or superior to financial measures of financial performance prepared in accordance with GAAP.  PBI’s calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission filings, including the Amended Preliminary Proxy Statement filed on June 26, 2008 and Form 10-K for the period ended December 31, 2007.  These risks and uncertainties also include risks and uncertainties regarding PBI, including, among other things, changes in demand for PBI’s products, PBI’s dependence on significant customers, the lack of long-term contracts governing PBI’s customer and supplier relationships, PBI’s ability to retain its management and key personnel, PBI’s ability to adequately protect its intellectual property and its technologies, competition in PBI’s markets, competitive pricing and continued pricing pressures in the DBS market, supplier constraints, the introduction of new products and services by competitors, the ability of PBI to manage costs and maintain production volumes, conditions in PBI’s industry and economic conditions generally, PBI’s ability to develop and market new technologies in a competitively advantageous manner, and PBI’s success at integrating acquired businesses.

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, Granahan McCourt will file with the SEC a definitive proxy statement which will be mailed to the stockholders of Granahan McCourt. Granahan McCourt’s stockholders are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the merger with PBI. Granahan McCourt’s stockholders will be able to obtain a free copy of such filings at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to Granahan McCourt, 179 Stony Brook Road, Hopewell, NJ 08525.

Granahan McCourt and its officers and directors may be deemed to have participated in the solicitation of proxies from Granahan McCourt’s stockholders in favor of the approval of the merger. Information concerning Granahan McCourt’s directors and executive officers is set forth in the publicly filed documents of Granahan McCourt. Stockholders may obtain more detailed information regarding the direct and indirect interests of Granahan McCourt and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

Pro Brand International, Inc. and Subsidiary

Consolidated Statements of Income

	Three Months Ended March 31,
	2008	2007

REVENUES	$41,755,855	$32,638,063

COST OF GOODS SOLD	35,532,759	27,945,238

GROSS PROFIT	6,223,096	4,692,825

OPERATING EXPENSES
Selling	252,903	185,816
General and administrative	1,937,104	1,570,885
	2,190,007	1,756,701

INCOME FROM OPERATIONS	4,033,089	2,936,124

OTHER INCOME (EXPENSE)
Interest expense	(59,920)	(49,907)
Loss on sale of fixed assets	—	(5,786)
Interest income	3,168	6,209
Other income	24,208	7,121
	(32,544)	(42,363)

INCOME BEFORE PROVISION
FOR INCOME TAXES	4,000,545	2,893,761

PROVISION FOR INCOME TAXES	1,647,822	1,087,997

NET INCOME	$2,352,723	$1,805,764

See accompanying notes and report of independent registered accounting firm.

Pro Brand International, Inc. and Subsidiary

Historical EBITDA Reconciliation

	Three Months Ended March 31,
EBITDA Calculation	2008	2007
Net Income	$2,352,723	$1,805,764
Plus: Taxes	1,647,822	1,087,997
Plus: Net Interest Expense	56,752	43,698
Plus: Depreciation & Amortization	191,122	196,387
EBITDA	$4,248,419	$3,133,846

See accompanying notes and report of independent registered accounting firm.